Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMERICAN RESIDENTIAL HOUSING TRUST,

ARHT OP, LP,

HSR INCOME AND VALUE REIT 2, INC.,

HSR INCOME AND VALUE REIT 2 OP, LP,

HSR INCOME AND VALUE REIT 3, INC.

AND

HSR INCOME AND VALUE REIT 3 OP, LP

DATED AS OF JULY 6, 2026

TABLE OF CONTENTS

i

ii

DISCLOSURE LETTERS

REIT 2 Disclosure Letter

REIT 3 Disclosure Letter

Trust Party Disclosure Letter

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2026 (this “Agreement”), is entered into by and among American Residential Housing Trust, a Maryland Statutory Trust (the “Trust”), ARHT OP, LP, a Delaware limited partnership and a subsidiary of the Trust (the “Trust OP” and together with the Trust, each a “Trust Party” and collectively, the “Trust Parties”), HSR Income and Value REIT 2, Inc., a Maryland corporation (“REIT 2”), HSR Income and Value REIT 2 OP, LP, a Delaware limited partnership and subsidiary of REIT 2 (“REIT 2 OP”), HSR Income and Value REIT 3, Inc., a Maryland corporation (“REIT 3” and together with REIT 2, each a “Predecessor Company” and collectively, the “Predecessor Companies”), HSR Income and Value REIT 3 OP, LP, a Delaware limited partnership and subsidiary of REIT 3 (“REIT 3 OP” and together with REIT 2 OP, each a “Predecessor OP” and collectively, the “Predecessor OPs”). The Predecessor Companies and the Predecessor OPs are sometimes referred to herein collectively as the “Predecessor Parties.” Each of the Trust Parties, the Predecessor Companies and the Predecessor OPs is sometimes referred to herein as a “Party,” and, collectively, the Trust Parties, the Predecessor Companies and the Predecessor OPs are referred to herein as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

RECITALS

WHEREAS, the Parties wish to effect a business combination in which the Predecessor Companies will be merged with and into the Trust (the “REIT Mergers”), with the Trust being the surviving entity, and each share of Predecessor Company Common Stock (as defined below) issued and outstanding immediately prior to the Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the REIT Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Statutory Trust Act (the “MSTA”).

WHEREAS, the Parties wish to effect a business combination in which Predecessor OPs will be merged with and into the Trust OP (the “Partnership Mergers” and, together with the REIT Merger, the “Mergers”), with the Trust OP being the surviving entity, and each partnership unit of the Predecessor OPs issued and outstanding immediately prior to the Partnership Merger Effective Time that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Partnership Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, on the recommendation of the board of directors of each of REIT 2 (the “REIT 2 Board”) and REIT 3 (the “REIT 3 Board” and together with the REIT 2 Board, collectively, the “Predecessor Company Boards”), the Predecessor Company Boards have (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of each of the Predecessor Companies, (b) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, (c) directed that the Mergers be submitted for consideration by the stockholders of REIT 2 and REIT 3 entitled to vote on the matter, respectively, and (d) recommended the approval of the Mergers by the stockholders entitled to vote on the matter;

WHEREAS, on the recommendation of the board of trustees of the Trust (the “Trust Board”), the Trust Board has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of the Trust,

(b) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, (c) directed that the Mergers be submitted for consideration by the holders of beneficial interests of the Trust and (d) recommended the approval of the Mergers by the holders of beneficial interest of the Trust;

WHEREAS, concurrently with the execution of this Agreement, REIT 2, REIT 3 and Trust have each delivered evidence of the affirmative consent of their respective stockholders entitled to vote on the Mergers, approving the Mergers and the transactions contemplated herein;

WHEREAS, the Trustees have taken all actions required for the execution of this Agreement by the Trust and to approve this Agreement and the consummation by the Trust of the REIT Mergers and the other transactions contemplated by this Agreement;

WHEREAS, each of the Parties intends that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Mergers shall qualify as reorganizations within the meaning of Section 368(a)(1)(A) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, each of the Parties intends that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Mergers shall be treated as assets-over mergers within the meaning Section 1.708-1(c)(3)(i) of the Treasury Regulations, with Trust OP treated as a continuation of REIT 2 OP for purposes of Section 1.708-1(c) of the Treasury Regulations; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Merger, and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a)       For purposes of this Agreement:

“Accredited Investor” has the same meaning as the definition of that term in rule 501(a) of the Securities Act of 1933, as amended.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, the Trust Parties shall not be deemed Affiliates of the Predecessor Parties.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“Declaration of Trust” means the Declaration of Trust of the Trust, as amended or restated from time to time.

“Environmental Law” means any Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Shares” means (i) all shares of Predecessor Company Common Stock held, as of immediately prior to the Merger Effective Time, by the Trust, any wholly owned subsidiary of the Trust or any wholly owned subsidiary of any of the Predecessor Companies and (ii) all shares of the Trust held by Trust OP immediately following the Partnership Merger Effective Time and immediately prior to the Merger Effective Time.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the United States government, all state and local governments within the United States, and all agencies thereof, or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that are listed, designated, classified or regulated as hazardous or toxic under any Environmental Law; (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing; and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” means (i) with respect to REIT 2, the actual knowledge of the persons named in Section 1.1(a) of the REIT 2 Disclosure Letter, (ii) with respect to REIT 3, the actual knowledge of the persons named in Section 1.1(a) of the REIT 3 Disclosure Letter and (iii) with respect to the Trust, the actual knowledge of the persons named in Section 1.1(a) of the Trust Party Disclosure Letter, in each case of either (i), (ii) or (iii), after reasonable inquiry.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than transfer restrictions arising under applicable securities Laws.

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority or arbitrator.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established; (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to any of the Predecessor Companies, Liens that are disclosed on Section 4.10 of the REIT 2 Disclosure Letter, and Section 5.10 of the REIT 3 Disclosure Letter; (v) with respect to any Predecessor Company, Liens arising pursuant to any REIT 2 Material Contract or REIT 3 Material Contract; (vii) with respect to the Predecessor Company Properties or the Trust Properties, Liens that are recorded in a public record or disclosed on existing title policies made available to the other Party prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; and (viii) with respect to any of the Predecessor Companies or the Trust, as applicable, Liens that were incurred in the ordinary course of business since December 31, 2023 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of such Party and its subsidiaries, taken as a whole; (ix) Liens with respect to pledges or deposits under workers’ compensation legislation, unemployment insurance, social security, ERISA or similar Laws; (x) statutory Liens of landlords for amounts not yet delinquent; (xi) Liens attaching to inventory held by consignees in the ordinary course of business, (xii) Liens of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the Predecessor Company Properties or the Trust Properties; (xiii) Liens related to matters of recorded plats with respect to the Predecessor Company Properties or the Trust Properties; and (xiv) easements, rights of way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, none of which materially impairs the use or occupancy of the Predecessor Company Properties or the Trust Properties.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Predecessor Company Common Stock” means the REIT 2 Common Stock and the REIT 3 Common Stock.

“Predecessor Company Properties” means the REIT 2 Properties and REIT 3 Properties, collectively.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“REIT 2 Exchange Ratio” means 1.001.

“REIT 3 Exchange Ratio” means 1.003.

“REIT 2 Governing Documents” means (i) the charter and bylaws of REIT 2 and (ii) the certificate of limited partnership and limited partnership agreement of REIT 2 OP.

“REIT 3 Governing Documents” means (i) the charter and bylaws of REIT 3 and (ii) the certificate of limited partnership and limited partnership agreement of REIT 3 OP.

“REIT 2 Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of REIT 2 or its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of REIT 2 or REIT 2 OP to consummate the applicable Mergers; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a REIT 2 Material Adverse Effect has occurred: (A) any failure of REIT 2 or REIT 2 OP to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT 2 Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which REIT 2 or its Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Mergers (or the interpretation or enforcement of the foregoing) or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of REIT 2 or its Subsidiaries with their respective partners or other material third-party business relations, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on REIT 2 or its Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which REIT 2 or its Subsidiaries operate, then only the disproportionate incremental impact of such event shall be taken into account for the purpose of determining whether a REIT 2 Material Adverse Effect has occurred.

“REIT 3 Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of REIT 3 or its Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of REIT 3 or REIT 3 OP to consummate the applicable Mergers; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a REIT 3 Material Adverse Effect has occurred: (A) any failure of REIT 3 or REIT 3 OP to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a REIT 3 Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which REIT 3 or its Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Mergers (or the interpretation or enforcement of the foregoing) or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of REIT 3 or its Subsidiaries with their respective partners or other material third-party business relations, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on REIT 3 or its Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which REIT 3 or its Subsidiaries operate, then only the disproportionate incremental impact of such event shall be taken into account for the purpose of determining whether a REIT 3 Material Adverse Effect has occurred.

“REIT 2 Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by REIT 2 or any of its Subsidiaries as of the date of this Agreement (including all of REIT 2’s or any of its Subsidiaries’ right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“REIT 3 Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by REIT 3 or any of its Subsidiaries as of the date of this Agreement (including all of REIT 3’s or any of its Subsidiaries’ right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Subsidiary” means any entity in which another party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Trust Governing Documents” means the Certificate of Trust of the Trust, the Declaration of Trust and the bylaws of the Trust.

“Trust Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of the Trust and the Trust Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of the Trust and the Trust OP to consummate the Mergers; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a Trust Material Adverse Effect has occurred: (A) any failure of the Trust to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Trust Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which the Trust and the Trust Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement or, assuming no waiver or amendment thereof that was not approved by the Predecessor Companies, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain United States or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Mergers (or the interpretation or enforcement of the foregoing) or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of the Trust and its Subsidiaries with their respective partners or other material third-party business relations, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on the Trust and the Trust Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which the Trust and the Trust Subsidiaries operate, then only the incremental disproportionate impact of such event shall be taken into account for the purpose of determining whether a Trust Material Adverse Effect has occurred.

“Trust Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by the Trust or any Trust Subsidiary as of the date of this Agreement (including all of the Trust’s or any Trust Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Trust Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by the Trust or the Trust OP and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by the Trust or the Trust OP or of which the Trust or any Trust Subsidiary is a general partner, a manager, a managing member or the equivalent.

“Trust OP Common Unit” means “Common Unit” as defined in the Trust OP Agreement.

“Trust OP Agreement” means the Limited Partnership Agreement of the Trust OP, dated as of April 9, 2026, as amended.

(a) In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term.

Defined Term	Location of Definition
Accredited Cash Consideration	Section 3.1(a)(ii)
Agreement	Preamble
Articles of Merger	Section 2.3(b)
Cash Consideration	Section 3.1(a)(ii)
Certificates of Merger	Section 2.3(a)
Class L Trust Common Stock	Section 6.4(a)
Closing	Section 2.2
Closing Date	Section 2.2
Delaware Secretary	Section 2.3(a)
DRULPA	Recitals
Electing Holder	Section 3.1(c)
Election	Section 3.1(c)
Election Deadline	Section 3.1(c)
Eligible Holder	Section 3.1(c)
Form of Note	Section 3.1(a)(vi)
Indemnified Parties	Section 7.1(a)
Merger Effective Time	Section 2.3(b)
Mergers	Recitals
MGCL	Recitals
MSTA	Recitals
Note Consideration	Section 3.1(a)(vi)
Parties	Preamble
Partnership Merger Consideration	Section 3.1(b)(ii)
Partnership Merger Effective Time	Section 2.3(a)
Partnership Mergers	Recitals
Party	Preamble
Predecessor Companies	Preamble
Predecessor Company	Preamble

Defined Term	Location of Definition
Predecessor Company Boards	Recitals
Predecessor OP	Preamble
Predecessor OPs	Preamble
Predecessor Parties	Preamble
REIT 2	Preamble
REIT 2 Board	Recitals
REIT 2 Common Stock	Section 4.4(a)
REIT 2 Company Permits	Section 4.8(a)
REIT 2 Disclosure Letter	Article 4
REIT 2 Insurance Policies	Section 4.15
REIT 2 Material Contracts	Section 4.12(a)(xviii)
REIT 2 OP	Preamble
REIT 2 Party Voting Debt	Section 4.4(d)
REIT 3	Preamble
REIT 3 Board	Recitals
REIT 3 Common Stock	Section 5.4(a)
REIT 3 Company Permits	Section 5.8(a)
REIT 3 Disclosure Letter	Article 5
REIT 3 Insurance Policies	Section 5.15
REIT 3 Material Contracts	Section 5.12(a)(xviii)
REIT 3 OP	Preamble
REIT 3 Party Voting Debt	Section 5.4(d)
REIT Merger Consideration	Section 3.1(a)(vi)
REIT Mergers	Recitals
SDAT	Section 2.3(b)
Stock Consideration	Section 3.1(a)(iii)
Surviving OP	Section 2.1(b)
Surviving Trust	Section 2.1(a)
Transfer Agent	Section 3.2
Trust	Preamble
Trust Board	Recitals
Trust OP	Preamble
Trust Parties	Preamble
Trust Party	Preamble
Trust Party Disclosure Letter	Article 6
Trust Voting Debt	Section 6.4(d)
Unaccredited Cash Consideration	Section 3.1(a)(i)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to United States dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations;

(j) the phrase “wholly owned subsidiary” shall be deemed to be preceded with “directly or indirectly”;

(k) references to a Person are also to its successors and permitted assigns;

(l) except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS

Section 2.1 The Merger.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MSTA, at the Merger Effective Time, the Predecessor Companies shall be merged with and into the Trust, whereupon the separate existence of each of the Predecessor Companies will cease, with the Trust surviving the REIT Mergers (the Trust, as the surviving entity upon consummation of the REIT Merger, the “Surviving Trust”). The REIT Mergers shall have the effects set forth in the applicable provisions of the MGCL, the MSTA and this Agreement.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, which shall occur immediately before the Merger Effective Time, the Predecessor OPs shall be merged with and into the Trust OP, whereupon the separate existence of each of the Predecessor OPs will cease, with the Trust OP surviving the Partnership Mergers (the Trust OP, as the surviving entity upon consummation of the Partnership Mergers, the “Surviving OP”). The Partnership Mergers shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

Section 2.2 The Closing. The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures on the date hereof. The date on which Closing occurs is referred to herein as the “Closing Date.”

Section 2.3 Effective Time.

(a) On the Closing Date, the Trust OP and the Predecessor OPs shall (i) cause certificates of merger with respect to each Partnership Merger to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DRULPA (the “Certificates of Merger”) and (ii) make any other filings, recordings or publications required to be made by the Trust OP or the Predecessor OPs under the DRULPA in connection with the Partnership Mergers. The Partnership Mergers shall become effective at the time set forth in the Certificates of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date immediately before the Merger Effective Time.

(b) On the Closing Date, immediately after the filing of the Certificate of Merger, the Trust and the Predecessor Companies shall (i) cause articles of merger with respect to each REIT Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MSTA (the “Articles of Merger”) and (ii) make any other filings, recordings or publications required to be made by the Trust or the Predecessor Companies under the MGCL and the MSTA in connection with the REIT Mergers. The REIT Mergers shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Merger Effective Time”), it being understood and agreed that the Parties shall cause the Merger Effective Time to occur on the Closing Date.

Section 2.4 Organizational Documents of the Surviving Entities.

(a) At the Merger Effective Time and by virtue of the REIT Mergers, (i) the certificate of trust of the Trust as in effect immediately prior to the Merger Effective Time shall be the certificate of trust of the Surviving Trust and (ii) the declaration of trust of the Trust as in effect immediately prior to the Merger Effective Time shall be the declaration of trust of the Surviving Trust.

(b) At the Partnership Merger Effective Time and by virtue of the Partnership Mergers, (i) the certificate of limited partnership of the Trust OP as in effect immediately prior to the Partnership Merger Effective Time shall be the certificate of limited partnership of the Surviving OP and (ii) the limited partnership agreement of the Trust OP as in effect immediately prior to the Partnership Merger Effective Time shall be the agreement of limited partnership of the Surviving OP.

Section 2.5 Tax Treatment of Mergers.

(a) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the REIT Mergers shall qualify as reorganizations within the meaning of Section 368(a)(1)(A) of the Code, and this Agreement shall be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the REIT Mergers described in this Section 2.5(a), and no Party shall take a position inconsistent with such treatment.

(b) The Parties intend that, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Mergers shall be treated as assets-over mergers within the meaning Section 1.708-1(c)(3)(i) of the Treasury Regulations, with Trust OP treated as a continuation of REIT 2 OP for purposes of Section 1.708-1(c) of the Treasury Regulations. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all United States federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Mergers described in this Section 2.5(b), and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1 Effects of the Merger.

(a) The REIT Merger. At the Merger Effective Time and by virtue of the REIT Mergers and without any further action on the part of the Trust, the Predecessor Companies or the holders of any securities of the Trust or the Predecessor Companies:

(i) Subject to Section 3.3, (A) each share of REIT 2 Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) held by those who are not Accredited Investors will be converted into the right to receive an amount of cash equal to $10.01, and (B) each share of REIT 3 Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) held by those who are not Accredited Investors will be converted into the right to receive an amount of cash equal to $10.03 (collectively, the “Unaccredited Cash Consideration”).

(ii) Subject to Section 3.1(a)(vi) and Section 3.3, (A) each share of REIT 2 Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) held by an Electing Holder (as defined below) will be converted into the right to receive an amount of cash equal to $10.01, and (B) each share of REIT 3 Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) held by an Electing Holder will be converted into the right to receive an amount of cash equal to $10.03 (collectively, the “Accredited Cash Consideration” and together with the Unaccredited Cash Consideration, the “Cash Consideration”).

(iii) Subject to Section 3.3, each share of REIT 2 Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares or shares held by unaccredited investors or Electing Holders) will be converted into the right to receive from the Trust the number of Class L Trust Common Shares (as defined below) equal to the REIT 2 Exchange Ratio, subject to the treatment of fractional shares in accordance with Section 3.1(e), and each share of REIT 3 Common Stock issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares or shares held by unaccredited investors or Electing Holders) will be converted into the right to receive from the Trust the number of Class L Trust Common Shares (as defined below) equal to the REIT 3 Exchange Ratio, subject to the treatment of fractional shares in accordance with Section 3.1(e), (collectively, the “Stock Consideration”) (the “Stock Consideration”);

(iv) As of the Merger Effective Time, all such shares of Predecessor Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the REIT Merger Consideration; and

(v) All Excluded Shares shall automatically be cancelled and shall cease to exist, and no REIT Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the REIT Mergers.

(vi) To the extent the Cash Consideration exceeds $15 million, (A) each share of Predecessor Common Company Stock issued and outstanding immediately prior to the Merger Effective Time held by those who are not Accredited Investors will be converted into the right to receive the applicable Unaccredited Cash Consideration, and (B) (1) each share of Predecessor Company Common Stock issued and outstanding immediately prior to the Merger Effective Time held by Electing Holders will be converted into the right to receive the applicable Accredited Cash Consideration on a pro rata basis until the Cash Consideration equals $15 million, and (2) the remaining shares of Predecessor Company Common Stock issued and outstanding and held by each Electing Holder immediately prior to the Merger Effective Time will be converted into the right to receive a promissory note in the form attached hereto as Exhibit A (the “Form of Note”) payable to such Electing Holder in an amount equal to the aggregate Accredited Cash Consideration such Electing Holder would have received for their remaining shares but for the $15 million cap (the “Note Consideration” and together with the Cash Consideration actually paid in cash and the Stock Consideration, the “REIT Merger Consideration”).

(b) The Partnership Merger. At the Partnership Merger Effective Time and by virtue of the Partnership Mergers and without any further action on the part of the Trust OP, the Predecessor OPs or the holders of any securities of the Trust OP or the Predecessor OPs:

(i) Each partnership unit of the Trust OP issued and outstanding immediately prior to the Partnership Merger Effective Time will remain outstanding;

(ii) Each partnership unit of the REIT 2 OP issued and outstanding immediately prior to the Partnership Merger Effective Time and held by the general partner of the Predecessor OP will be converted automatically into the right to receive, in accordance with the terms of this Agreement, a number of the Trust OP Common Units, as applicable, equal to the REIT 2 Exchange Ratio, subject to the treatment of fractional units in accordance with Section 3.1(e) and each partnership unit of the REIT 3 OP issued and outstanding immediately prior to the Partnership Merger Effective Time and held by the general partner of the Predecessor OP will be converted automatically into the right to receive, in accordance with the terms of this Agreement, a number of the Trust OP Common Units, as applicable, equal to the REIT 3 Exchange Ratio, subject to the treatment of fractional units in accordance with Section 3.1(e) (collectively, the “Partnership Merger Consideration”);

(iii) Each partnership unit of the Predecessor OPs issued and outstanding immediately prior to the Partnership Merger Effective Time and held by the limited partner of the Predecessor OP will be cancelled and shall cease to exist, and no Partnership Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Partnership Mergers;

(iv) From and after the Partnership Merger Effective Time, all partnership units of the Predecessor OPs shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor in accordance with this Agreement.

(c) Election Procedure. The Predecessor Companies previously sent election forms to each holder of record of Predecessor Company Common Stock as of April 28, 2026. Each such holder who (or whose registered investment adviser) represented on such form that he or she was an Accredited Investor (an “Eligible Holder”) and who submitted an election (herein called an “Election”) to receive the Accredited Cash Consideration with respect to such Eligible Holder’s issued and outstanding Predecessor Company Common Stock pursuant to Section 3.1(a)(ii) by June 15, 2026 (the “Election Deadline”) is referred to herein as an “Electing Holder.” For the avoidance of doubt, to the extent an Eligible Holder did not submit an Election prior to the Election Deadline, such Eligible Holder shall receive Stock Consideration in exchange for their Predecessor Company Common Stock pursuant to Section 3.1(a)(iii).

(d) Transfer Books. From and after the Merger Effective Time, the equity transfer books of each of the Predecessor Companies and each of the Predecessor OPs shall be closed, and thereafter there shall be no further registration of transfers of the Predecessor Company Common Stock or partnership units of the Predecessor OPs. From and after the Merger Effective Time, Persons who held outstanding shares of the Predecessor Company Common Stock or partnership units of the Predecessor OPs immediately prior to the Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(e) Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of the Class L Trust Common Shares or partnership units of the Trust OP less than 1/1,000th of a share or unit shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares or units a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(e), shall be aggregated and rounded up to the nearest 1/1,000th of a share or unit.

Section 3.2 Exchange Procedures.

(a) At or promptly following the Merger Effective Time, the Trust shall cause Venture.co or any successor transfer agent of the Trust (the “Transfer Agent”), to record on the stock records of the Trust the issuance of Class L Trust Common Shares (including any fractional shares thereof) equal to the REIT Merger Consideration that is issuable to each holder of Predecessor Company Common Stock pursuant to Section 3.1. For the avoidance of doubt, payment of the REIT Merger Consideration shall only be made to the Person in whose name the relevant shares of the Predecessor Company Common Stock are registered in the stock transfer books of a Predecessor Company as of the Merger Effective Time.

(b) At or promptly following the Partnership Merger Effective Time, the Trust and the Surviving OP shall take such action as may be reasonably necessary to issue the Partnership Merger Consideration to the Predecessor Companies.

(c)       All securities issuable pursuant to this Agreement shall be in book-entry form.

(d) None of the Trust Parties, the Predecessor Company Parties, the Surviving Trust, the Surviving OP, the Transfer Agent or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any REIT Merger Consideration or Partnership Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of shares of Predecessor Company Common Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Trust free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(e) No interest shall be paid or accrued on the REIT Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of Predecessor Company Common Stock) or the Partnership Merger Consideration (or any amounts in respect thereof, including any distributions payable on partnership units of the Predecessor OPs) for the benefit of the holders thereof.

Section 3.3 Withholding Rights. Each and any of the Trust Parties, the Predecessor Parties, the Surviving Trust, the Surviving OP or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the REIT Merger Consideration and the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of Predecessor Company Common Stock or partnership units of the Predecessor OPs such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.5 General Effects of the Merger.

(a) At the Merger Effective Time, the effect of the REIT Mergers shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MSTA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Trust and the Predecessor Companies shall vest in the Surviving Trust, and all debts, liabilities and duties of the Trust and the Predecessor Companies shall become the debts, liabilities and duties of the Surviving Trust.

(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and the Certificates of Merger and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Trust OP and the Predecessor OPs shall vest in the Surviving OP, and all debts, liabilities and duties of the Trust OP and the Predecessor OPs shall become the debts, liabilities and duties of the Surviving OP.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF REIT 2

Except as set forth in the disclosure letter delivered by REIT 2 to the Trust Parties prior to the execution and delivery of this Agreement (the “REIT 2 Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT 2 Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, REIT 2 hereby represents and warrants to the other Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) REIT 2 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. REIT 2 is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect.

(b) Each Subsidiary of REIT 2 is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of REIT 2 is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect.

(c) [intentionally omitted]

(d) Except as set forth in Section 4.1(d) of the REIT 2 Disclosure Letter, neither REIT 2 nor its Subsidiaries directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in its Subsidiaries and investments in short-term investment securities).

(e) REIT 2 has made available to the Trust Parties complete and correct copies of the REIT 2 Governing Documents, which are in full force and effect. Each of REIT 2 and REIT 2 OP is in compliance with the terms of the REIT 2 Governing Documents in all material respects. If and to the extent requested by any Party hereto, true and complete copies of the minute books of REIT 2 have been made available by REIT 2 to such Parties.

(f) Except as set forth in Section 4.1(f) of the REIT 2 Disclosure Letter, no “individual” (within the meaning of Section 542 of the Code) owns more than 9.8% of the REIT 2 Common Stock after applying the attribution rules under Section 544 of the Code.

Section 4.2 Authority; Approval Required.

(a) Each of REIT 2 and REIT 2 OP has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by REIT 2 and REIT 2 OP and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership actions, as applicable, and no other proceedings on the part of any of REIT 2 or REIT 2 OP are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT and the filing of the Certificates of Merger with, and acceptance for record of such Certificates of Merger by, the Delaware Secretary.

(b) This Agreement has been duly executed and delivered by REIT 2 and REIT 2 OP and, assuming due authorization, execution and delivery by the Trust Parties, constitutes a legally valid and binding obligation of REIT 2 and REIT 2 OP, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The REIT 2 Board has (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of each of REIT 2 and REIT 2 OP, (ii) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the Mergers be submitted for consideration by the stockholders of REIT 2 entitled to vote on the matter and (iv) recommended the approval of the Mergers by the stockholders of REIT 2 entitled to vote on the matter.

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by REIT 2 and REIT 2 OP do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the REIT 2 Governing Documents or (B) any equivalent organizational or governing documents of any other Subsidiary of REIT 2 or REIT 2 OP, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained, all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT 2 or REIT 2 OP or any of their Subsidiaries or by which any property or asset of REIT 2 or REIT 2 OP or any of their Subsidiaries is bound, or (iii) except as set forth in Section 4.3(a)(iii) of the REIT 2 Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of REIT 2 or REIT 2 OP or any of their Subsidiaries, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of REIT 2 and REIT 2 OP, and the performance of this Agreement by each of REIT 2 and REIT 2 OP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MSTA, (ii) the filing of the Certificates of Merger with, and the acceptance for record of the Certificates of Merger by, the Delaware Secretary pursuant to the DRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect.

Section 4.4 Capital Structure.

(a) The authorized capital stock of REIT 2 consists of 800,000,000 shares of voting common stock, $0.01 par value per share, and 100,000,000 shares of non-voting common stock (collectively, “REIT 2 Common Stock”) and 100,000,000 shares of preferred stock, $0.01 par value per share. 12,901,700 shares of REIT 2 Common Stock are issued and outstanding, and no shares of preferred stock of REIT 2 are issued and outstanding. All of the outstanding shares of REIT 2 Common Stock are duly authorized, validly issued, fully paid and nonassessable. There is no other outstanding capital stock of REIT 2.

(b) All outstanding partnership units of REIT 2 OP are held by REIT 2, holding general partner units, and HSRIV 2 Holdings, LLC, holding limited partner units. There are no other outstanding REIT 2 OP partnership interests. The number of partnership units of REIT 2 OP held by REIT 2 is equal to the number of shares of REIT 2 Common Stock outstanding.

(c) All of the outstanding shares of capital stock of each of the Subsidiaries of REIT 2 or REIT 2 OP that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Subsidiaries of REIT 2 or REIT 2 OP that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the Subsidiaries of REIT 2 or REIT 2 OP which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the Subsidiaries of REIT 2 or REIT 2 OP that are owned, directly or indirectly, by REIT 2 or REIT 2 OP are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT 2 or REIT 2 OP or any Subsidiary of REIT 2 or REIT 2 OP issued and outstanding (“REIT 2 Party Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT 2 or REIT 2 OP or any of their Subsidiaries is a party or by which any of them is bound obligating REIT 2 or REIT 2 OP or their Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT 2 or REIT 2 OP or their Subsidiaries or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT 2 Party Voting Debt or other equity interests.

(e) Neither REIT 2, REIT 2 OP nor any of their Subsidiaries is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT 2 or REIT 2 OP or any of their Subsidiaries. Neither REIT 2, REIT 2 OP nor any of their Subsidiaries has granted any registration rights on any of its capital stock. No capital stock of REIT 2 or REIT 2 OP is owned by any of their Subsidiaries.

(f) REIT 2 does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on shares of capital stock of REIT 2 or partnership units of REIT 2 OP and any material dividends or other distributions on any securities of any of their Subsidiaries which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(h) All of the outstanding securities of REIT 2 and REIT 2 OP were issued in compliance with applicable securities Laws.

Section 4.5 Financial Statements; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) The consolidated audited financial statements of REIT 2 and its Subsidiaries as of and for the years ended December 31, 2023 and December 31, 2024, and the consolidated unaudited financial statements for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 of REIT 2 and its Subsidiaries including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of REIT 2 and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments, which such adjustments are not, individually or in the aggregate, material to REIT 2) and (iii) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of each of REIT 2 and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of REIT 2 and its Subsidiaries for the periods presented therein.

(b) REIT 2 is not, and none of its Subsidiaries is, a party to, and neither REIT 2   nor any of its Subsidiaries has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among a REIT 2 and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of REIT 2 or any of its Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, REIT 2, any of its Subsidiaries, or REIT 2’s or such Subsidiary’s audited financial statements.

(c) Neither REIT 2 nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act.

(d) REIT 2 and its Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws.

(e) Neither REIT 2 nor any of its Subsidiaries or, to the Knowledge of REIT 2, any director, officer or Representative of REIT 2 or its Subsidiaries has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither REIT 2 nor any of its Subsidiaries has received any written communication that alleges that REIT 2 or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6 Absence of Certain Changes or Events. Since December 31, 2024 through the date of this Agreement, (a) REIT 2 and its Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, and (b) there has not been any REIT 2 Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT 2 Material Adverse Effect.

Section 4.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the most recent balance sheets of REIT 2 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2024, neither REIT 2 nor any of its Subsidiaries has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a REIT 2 Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, which are addressed solely in that Section, REIT 2 and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for REIT 2 or any of its Subsidiaries to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “REIT 2 Company Permits”), and all such REIT 2 Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT 2 Company Permits, individually, or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect. REIT 2 has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect. No event has occurred with respect to any of the REIT 2 Company Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT 2 Company Permits. Neither REIT 2 nor any of its Subsidiaries has received any notice indicating, or to the Knowledge of REIT 2, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT 2 or its Subsidiaries or the REIT 2 Properties that impairs the validity of any REIT 2 Company Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT 2 Company Permit, except where the impairment or revocation of any such REIT 2 Company Permits, individually, or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect.

(b) Since January 1, 2023, neither REIT 2 nor any of its Subsidiaries has been in conflict with, or in default or violation of, any Law applicable to REIT 2 or its Subsidiaries or by which any property or asset of REIT 2 or its Subsidiaries are bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16, which are solely addressed in those Sections) except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect.

Section 4.9 Litigation. There is no material Action to which REIT 2 or any of its Subsidiaries is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT 2, overtly threatened before any Governmental Authority and, to the Knowledge of REIT 2, there is no basis for any such Action. Neither REIT 2 nor any of its Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of REIT 2 or its Subsidiaries. No Order has been issued in any proceeding to which REIT 2 or any of its Subsidiaries is or was a party, or, to the Knowledge of REIT 2, in any other proceeding, that enjoins or requires REIT 2 or any of its Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2023, neither REIT 2 nor any of its Subsidiaries has received or made any settlement offer for any Action to which REIT 2 or any of its Subsidiaries is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.

Section 4.10 Properties.

(a) The REIT 2 Properties are free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a REIT 2 Material Adverse Effect, (i) neither REIT 2 nor any of its Subsidiaries has received written notice of any uncured violation of any Law affecting any portion of any of the REIT 2 Properties issued by any Governmental Authority and (ii) neither REIT 2 nor any of its Subsidiaries has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of REIT 2, threatened with respect to any of the REIT 2 Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT 2 Properties or by the continued maintenance, operation or use of the parking areas associated with the REIT 2 Properties.

(b) REIT 2 has not received written notice of, nor does REIT 2 have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT 2 Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a REIT 2 Material Adverse Effect.

(c) REIT 2 and each of its Subsidiaries has good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to REIT 2 or any of its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to REIT 2 or its Subsidiaries, taken as a whole, neither REIT 2’s nor any of its Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d) A policy of title insurance has been issued for each REIT 2 Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by REIT 2 or its applicable Subsidiary with respect to REIT 2 Properties that are not subject to ground leases and (B) valid leasehold estate held by REIT 2 or its applicable Subsidiary that are subject to ground leases and (ii) to the Knowledge of REIT 2, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.

Section 4.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT 2, is threatened, in each case relating to REIT 2 or any of its Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) REIT 2 and each of its Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT 2 and each of its Subsidiaries is in possession of all Environmental Permits necessary for REIT 2 and its Subsidiaries to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by REIT 2 and its Subsidiaries since January 1, 2023 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) neither REIT 2 nor any of its Subsidiaries are subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of REIT 2 or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 4.12 Material Contracts.

(a) Other than the Contracts described in Section 4.12(a) and except for this Agreement, Section 4.12(a) of the REIT 2 Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which REIT 2 or any of its Subsidiaries is a party or by which it is bound or to which any REIT 2 Property or other material asset is subject, that:

(i) obligates REIT 2 or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $100,000 and is not cancelable within 90 days without material penalty to REIT 2 or its Subsidiaries;

(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of REIT 2 or any of its Subsidiaries, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT 2 or any of its Subsidiaries or the geographic area in which REIT 2 or any of its Subsidiaries may conduct business;

(iii) obligates REIT 2 or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of REIT 2 or any of its Subsidiaries, other than the REIT 2 Governing Documents or any equivalent organizational or governing documents of any other Subsidiary of REIT 2;

(iv) constitutes (A) an Indebtedness obligation of REIT 2 or any of its Subsidiaries with a principal amount greater than $100,000 or (B) a Contract under which (1) any Person (including REIT 2 or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT 2 or any of its Subsidiaries or (2) REIT 2 or any of its Subsidiaries has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than REIT 2 or any of its Subsidiaries);

(v) provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any REIT 2 Property or any portion thereof) or (B) any other asset of REIT 2 or any of its Subsidiaries or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $100,000;

(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii) constitutes a loan to any Person (other than a wholly owned subsidiary of REIT 2) by REIT 2 or any of its Subsidiaries;

(viii) sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of REIT 2 or any of its Subsidiaries with a third party;

(ix) prohibits the pledging of the REIT 2 Common Stock or any of its Subsidiaries or prohibits the issuance of guarantees by any Subsidiary of REIT 2;

(x) contains covenants limiting the ability of REIT 2 or any of its Subsidiaries to sell, transfer, pledge or otherwise, dispose of any material assets or business of REIT 2 or any of its Subsidiaries;

(xi) contains restrictions on the ability of REIT 2 or any of its Subsidiaries to pay dividends or other distributions, other than the REIT 2 Governing Documents or any equivalent organizational or governing documents of any other Subsidiary of REIT 2;

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $100,000;

(xiii) provides for the management or operation of any of the REIT 2 Properties by any third party;

(xiv) is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the REIT 2 Properties or that otherwise gives rights with regard to the use of the REIT 2 Properties pursuant to which REIT 2 or any of its Subsidiaries expects to receive annualized rental income per year in excess of $100,000;

(xv) is a ground lease under which REIT 2 or any of its Subsidiaries holds a leasehold interest in the REIT 2 Properties or any portion thereof;

(xvi) provides a right of first refusal or right of first offer of any real property;

(xvii) is with a Governmental Authority; or

(xviii) is both (A) not made in the ordinary course of business and (B) material to REIT 2 and any of its Subsidiaries, taken as a whole (such Contracts described in Section 4.12(a), “REIT 2 Material Contracts”).

(b) Each REIT 2 Material Contract is legal, valid, binding on and enforceable against REIT 2 or one of its Subsidiaries that is a party thereto and, to the Knowledge of REIT 2, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not, individually or in the aggregate, reasonably be expected to be material to REIT 2 or any of its Subsidiaries, taken as a whole, REIT 2 and each of its Subsidiaries has performed all obligations required to be performed by it under each REIT 2 Material Contract and, to the Knowledge of REIT 2, each other party thereto has performed all obligations required to be performed by it under such REIT 2 Material Contract. Neither REIT 2 nor any of its Subsidiaries or, to the Knowledge of REIT 2, any other party thereto, is in breach or violation of, or default under, any REIT 2 Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT 2 Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to REIT 2 or any of its Subsidiaries, taken as a whole. Since December 31, 2024, neither REIT 2 nor any of its Subsidiaries has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any REIT 2 Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect.

(c) Neither REIT 2 nor any of its Subsidiaries owes any termination, cancellation or other similar fees or any liquidated damages to any property manager or operator.

Section 4.13 Taxes.

(a) REIT 2 and each of its Subsidiaries has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. REIT 2 and each of its Subsidiaries has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT 2 or its Subsidiaries do not file Tax Returns that REIT 2 or any of its Subsidiaries is or may be subject to Tax by such jurisdiction.

(b) Beginning with REIT 2’s taxable year ending on December 31, 2022, (i) REIT 2 has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for REIT 2 is expected to enable REIT 2 to continue to meet the requirements for qualification as a REIT through and including REIT 2’s final taxable year ending with the Merger Effective Time (assuming the Closing of the Mergers in accordance with the terms of this Agreement), and (iii) REIT 2 has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in REIT 2’s failure to qualify as a REIT, and no challenge to REIT 2’s status as a REIT is pending or threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of REIT 2 or any of its Subsidiaries; (ii) no deficiency for any material Taxes of REIT 2 or any of its Subsidiaries has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither REIT 2 nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT 2 nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither REIT 2 nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Subsidiary of REIT 2 that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a Subsidiary of REIT 2, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No Subsidiary of REIT 2 is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither REIT 2 nor any of its Subsidiaries holds any asset, the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f) Since their inception, neither REIT 2 nor any of its Subsidiaries has incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) neither REIT 2 nor any of its Subsidiaries has incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT 2 no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon REIT 2 or any of its Subsidiaries.

(g) REIT 2 and each of its Subsidiaries has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Tax Liens upon any property or assets of REIT 2 or any of its Subsidiaries except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely REIT 2 and its Subsidiaries) with respect to or involving REIT 2 or any of its Subsidiaries, and after the Closing Date neither REIT 2 nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j) Neither REIT 2 nor any of their Subsidiaries has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT 2 nor any of its Subsidiaries is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(k) Neither REIT 2 nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than a Subsidiary of REIT 2) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(l) Neither REIT 2 nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither REIT 2 nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) REIT 2’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including the taxable year that will end with the REIT Merger), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (I) REIT 2’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (II) REIT 2’s net capital gain for such year.

Section 4.14 Intellectual Property. Neither REIT 2 nor any of its Subsidiaries: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by REIT 2 or any of its Subsidiaries of any trademarks or patents of any third party. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT 2 Material Adverse Effect, to the Knowledge of REIT 2 (i) no Intellectual Property used by REIT 2 or any of its Subsidiaries infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT 2 or any of its Subsidiaries, and (iii) REIT 2 and each of its Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT 2 and its Subsidiaries as it is currently conducted. Since January 1, 2023, neither REIT 2 nor any of its Subsidiaries has received any written or, to the Knowledge of REIT 2, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Insurance. Section 4.15 of the REIT 2 Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of REIT 2 and each of its Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “REIT 2 Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by REIT 2 or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to REIT 2 and its Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any REIT 2 Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all REIT 2 Insurance Policies have been paid, and (c) REIT 2 and each of its Subsidiaries has otherwise complied in all material respects with the terms and conditions of all REIT 2 Insurance Policies.

Section 4.16 Benefit Plans.

(a) REIT 2 and each of its Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT 2 nor any of its Subsidiaries has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) Neither REIT 2 nor any of its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c) Neither REIT 2 nor any of its Subsidiaries has, or has ever had, any employees.

Section 4.17 Related-Party Transactions. Except as set forth in Section 4.17 of the REIT 2 Disclosure Letter, prior to the date hereof, no agreements, arrangements or understandings between REIT 2 or any of its Subsidiaries (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT 2 and one of its Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if REIT 2 were subject to such regulation.

Section 4.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the REIT 2 Disclosure Letter, pursuant to the terms of the engagement letter between REIT 2 and such Person, true, correct and complete copies of which have been provided to the Trust prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT 2 or any of its Subsidiaries.

Section 4.19 Opinion of Financial Advisor. The REIT 2 Board has received the oral opinion (which opinion has been or will be confirmed in writing) of the Financial Advisor, to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the REIT 2 Exchange Ratio is fair, from a financial point of view, to REIT 2. REIT 2 will deliver to the Trust a complete and correct copy of such opinion promptly after receipt thereof by the REIT 2 Board solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).

Section 4.20 Takeover Statutes; Appraisal Rights. The REIT 2 Board has taken all necessary actions to render inapplicable to the REIT Mergers the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. No Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of REIT 2 Common Stock with respect to the Mergers and the other transactions contemplated by this Agreement.

Section 4.21 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither REIT 2 nor any Person on behalf of REIT 2 has made any representation or warranty, expressed or implied, with respect to REIT 2 or any of its Subsidiaries, including their respective businesses, operations, assets (including the REIT 2 Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding REIT 2 or any of its Subsidiaries.

Notwithstanding anything contained in this Agreement to the contrary, the REIT 2 Parties acknowledge and agree with the representation of the Trust Parties in Section 6.14(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 6, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the Trust Parties or any other Person has made or is making, and the REIT 2 Parties are not relying on, any representations or warranties relating to the Trust Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the REIT 2 Parties or any of their Representatives by the Trust Parties or their Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF REIT 3

Except as set forth in the disclosure letter delivered by REIT 3 to the Trust Parties prior to the execution and delivery of this Agreement (the “REIT 3 Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the REIT 3 Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, REIT 3 represents and warrants to the other Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) REIT 3 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. REIT 3 is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect.

(b) Each Subsidiary of REIT 3 is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Subsidiary of REIT 3 is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect.

(c) [intentionally omitted]

(d) Except as set forth in Section 5.1(d) of the REIT 3 Disclosure Letter, neither REIT 3 nor its Subsidiaries directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in its Subsidiaries and investments in short-term investment securities).

(e) REIT 3 has made available to the Trust Parties complete and correct copies of the REIT 3 Governing Documents, which are in full force and effect. Each of REIT 3 and REIT 3 OP is in compliance with the terms of the REIT 3 Governing Documents in all material respects. If and to the extent requested by any Party hereto, true and complete copies of the minute books of the REIT 3 Parties have been made available by REIT 3 to such Parties.

(f) Except as set forth in Section 5.1(f) of the REIT 3 Disclosure Letter, no “individual” (within the meaning of Section 542 of the Code) owns more than 9.8% of the REIT 3 Common Stock after applying the attribution rules under Section 544 of the Code.

Section 5.2 Authority; Approval Required.

(a) Each of REIT 3 and REIT 3 OP has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by REIT 3 and REIT 3 OP and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate or partnership actions, as applicable, and no other proceedings on the part of REIT 3 or REIT 3 OP are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT and the filing of the Certificates of Merger with, and acceptance for record of such Certificates of Merger by, the Delaware Secretary.

(b) This Agreement has been duly executed and delivered by REIT 3 and REIT 3 OP and, assuming due authorization, execution and delivery by the Trust Parties, constitutes a legally valid and binding obligation of REIT 3 and REIT 3 OP, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The REIT 3 Board has (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of each of REIT 3 and REIT 3 OP, (ii) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the Mergers be submitted for consideration by the stockholders of REIT 3 entitled to vote on the matter and (iv) recommended the approval of the Mergers by the stockholders of REIT 3 entitled to vote on the matter.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by REIT 3 and REIT 3 OP do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the REIT 3 Governing Documents or (B) any equivalent organizational or governing documents of any other Subsidiary of REIT 3 or REIT 3 OP, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.3(b) have been obtained, all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to REIT 3 or REIT 3 OP or any of their Subsidiaries or by which any property or asset of REIT 3 or REIT 3 OP or any of their Subsidiaries is bound, or (iii) except as set forth in Section 5.3(a)(iii) of the REIT 3 Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of REIT 3 or REIT 3 OP or any of their Subsidiaries, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect.

(b) The execution and delivery of this Agreement by each REIT 3 and REIT 3 OP do not, and the performance of this Agreement by each of REIT 3 and REIT 3 OP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MSTA, (ii) the filing of the Certificates of Merger with, and the acceptance for record of the Certificates of Merger by, the Delaware Secretary pursuant to the DRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect.

Section 5.4 Capital Structure.

(a) The authorized capital stock of REIT 3 consists of 800,000,000 shares of voting common stock, $0.01 par value per share, and 100,000,000 shares of limited-voting common stock (collectively, “REIT 3 Common Stock”) and 100,000,000 shares of preferred stock, $0.01 par value per share. 11,215,450 shares of REIT 3 Common Stock are issued and outstanding, and no shares of preferred stock of REIT 3 are issued and outstanding. All of the outstanding shares of REIT 3 Common Stock are duly authorized, validly issued, fully paid and nonassessable. There is no other outstanding capital stock of REIT 3.

(b) All outstanding partnership units of REIT 3 OP are held by REIT 3, holding general partner units, and HSRIV 3 Holdings, LLC, holding limited partner units. There are no other outstanding REIT 3 OP partnership interests. The number of partnership units of REIT 3 OP held by REIT 3 is equal to the number of shares of REIT 3 Common Stock outstanding.

(c) All of the outstanding shares of capital stock of each of the Subsidiaries of REIT 3 or REIT 3 OP that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Subsidiaries of REIT 3 or REIT 3 OP that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the Subsidiaries of REIT 3 or REIT 3 OP which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the Subsidiaries of REIT 3 or REIT 3 OP that are owned, directly or indirectly, by REIT 3 or REIT 3 OP are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of REIT 3 or REIT 3 OP or any Subsidiary of REIT 3 or REIT 3 OP issued and outstanding (“REIT 3 Party Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which REIT 3 or REIT 3 OP or any of their Subsidiaries is a party or by which any of them is bound obligating REIT 3 or REIT 3 OP or their Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of REIT 3 or REIT 3 OP or their Subsidiaries or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, REIT 3 Party Voting Debt or other equity interests.

(e) Neither REIT 3, REIT 3 OP nor any of their Subsidiaries is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of REIT 3 or REIT 3 OP or any of their Subsidiaries. Neither REIT 3, REIT 3 OP nor any of their Subsidiaries has granted any registration rights on any of its capital stock. No capital stock of REIT 3 or REIT 3 OP is owned by any of their Subsidiaries.

(f) REIT 3 does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on shares of capital stock of REIT 3 or partnership units of REIT 3 OP and any material dividends or other distributions on any securities of any of their Subsidiaries which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(h) All of the outstanding securities of REIT 3 and REIT 3 OP were issued in compliance with applicable securities Laws.

Section 5.5 Financial Statements; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) The consolidated audited financial statements of REIT 3 and its Subsidiaries for the period from June 1, 2024 (commencement of operations) to December 31, 2024, and the consolidated unaudited financial statements for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025 of REIT 3 and its Subsidiaries including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of REIT 3 and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments, which such adjustments are not, individually or in the aggregate, material to REIT 3) and (iii) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of each of REIT 3 and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of REIT 3 and its Subsidiaries for the periods presented therein.

(b) REIT 3 is not, and none of its Subsidiaries is, a party to, and neither REIT 3 nor any of its Subsidiaries has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among a REIT 3 and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of REIT 3 or any of its Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, REIT 3, any of its Subsidiaries, or REIT 3’s or such Subsidiary’s audited financial statements.

(c) Neither REIT 3 nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act.

(d) REIT 3 and its Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws.

(e) Neither REIT 3 nor any of its Subsidiaries or, to the Knowledge of REIT 3, any director, officer or Representative of REIT 3 or its Subsidiaries has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither REIT 3 nor any of its Subsidiaries has received any written communication that alleges that REIT 3 or any of its Subsidiaries, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.6 Absence of Certain Changes or Events. Since December 31, 2024 through the date of this Agreement, (a) REIT 3 and its Subsidiaries have conducted their respective business in all material respects in the ordinary course of business, and (b) there has not been any REIT 3 Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a REIT 3 Material Adverse Effect.

Section 5.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the most recent balance sheets of REIT 3 (including the notes thereto), (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since December 31, 2024, neither REIT 3 nor any of its Subsidiaries has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a REIT 3 Material Adverse Effect.

Section 5.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.11, which are addressed solely in that Section, REIT 3 and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority necessary for REIT 3 or any of its Subsidiaries to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “REIT 3 Company Permits”), and all such REIT 3 Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the REIT 3 Company Permits, individually, or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect. REIT 3 has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect. No event has occurred with respect to any of the REIT 3 Company Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such REIT 3 Company Permits. Neither REIT 3 nor any of its Subsidiaries has received any notice indicating, or to the Knowledge of REIT 3, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of REIT 3 or its Subsidiaries or the REIT 3 Properties that impairs the validity of any REIT 3 Company Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any REIT 3 Company Permit, except where the impairment or revocation of any such REIT 3 Company Permits, individually, or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect.

(b) Since January 1, 2023, neither REIT 3 nor any of its Subsidiaries has been in conflict with, or in default or violation of, any Law applicable to REIT 3 or its Subsidiaries or by which any property or asset of REIT 3 or its Subsidiaries are bound (except for compliance with Laws addressed in Section 5.10, Section 5.11, Section 5.13 and Section 5.16, which are solely addressed in those Sections) except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect.

Section 5.9 Litigation. There is no material Action to which REIT 3 or any of its Subsidiaries is a party (either as plaintiff or defendant) pending or, to the Knowledge of REIT 3, overtly threatened before any Governmental Authority and, to the Knowledge of REIT 3, there is no basis for any such Action. Neither REIT 3 nor any of its Subsidiaries has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of REIT 3 or its Subsidiaries. No Order has been issued in any proceeding to which REIT 3 or any of its Subsidiaries is or was a party, or, to the Knowledge of REIT 3, in any other proceeding, that enjoins or requires REIT 3 or any of its Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2023, neither REIT 3 nor any of its Subsidiaries has received or made any settlement offer for any Action to which REIT 3 or any of its Subsidiaries is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.

Section 5.10 Properties.

(a) The REIT 3 Properties are free and clear of Liens, except for Permitted Liens. Except as would not reasonably be expected to have a REIT 3 Material Adverse Effect, (i) neither REIT 3 nor any of its Subsidiaries has received written notice of any uncured violation of any Law affecting any portion of any of the REIT 3 Properties issued by any Governmental Authority and (ii) neither REIT 3 nor any of its Subsidiaries has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of REIT 3, threatened with respect to any of the REIT 3 Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the REIT 3 Properties or by the continued maintenance, operation or use of the parking areas associated with the REIT 3 Properties.

(b) REIT 3 has not received written notice of, nor does REIT 3 have any Knowledge of, any latent defects or adverse physical conditions affecting any of the REIT 3 Properties or the improvements thereon, except as has not had and would not reasonably be expected to have a REIT 3 Material Adverse Effect.

(c) REIT 3 and each of its Subsidiaries has good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to REIT 3 or any of its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to REIT 3 or its Subsidiaries, taken as a whole, neither REIT 3’s nor any of its Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d) A policy of title insurance has been issued for each REIT 3 Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by REIT 3 or its applicable Subsidiary with respect to REIT 3 Properties that are not subject to ground leases and (B) valid leasehold estate held by REIT 3 or its applicable Subsidiary that are subject to ground leases and (ii) to the Knowledge of REIT 3, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.

Section 5.11 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect: (i) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of REIT 3, is threatened, in each case relating to REIT 3 or any of its Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; (ii) REIT 3 and each of its Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits; (iii) REIT 3 and each of its Subsidiaries is in possession of all Environmental Permits necessary for REIT 3 and its Subsidiaries to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted, and all such Environmental Permits are valid and in full force and effect; (iv) any and all Hazardous Substances disposed of by REIT 3 and its Subsidiaries since January 1, 2023 were disposed in accordance with all applicable Environmental Laws and Environmental Permits; (v) neither REIT 3 nor any of its Subsidiaries are subject to any Order, determination or award by any Governmental Authority pursuant to any Environmental Laws, any Environmental Permit or with respect to any Hazardous Substance; and (vi) there are no liabilities or obligations of REIT 3 or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and there is no condition, situation or set of circumstances that would reasonably be expected to result in any such liability or obligation.

Section 5.12 Material Contracts.

(a) Other than the Contracts described in Section 5.12(a) and except for this Agreement, Section 5.12(a) of the REIT 3 Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which REIT 3 or any of its Subsidiaries is a party or by which it is bound or to which any REIT 3 Property or other material asset is subject, that:

(i) obligates REIT 3 or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $100,000 and is not cancelable within 90 days without material penalty to REIT 3 or its Subsidiaries;

(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of REIT 3 or any of its Subsidiaries, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by REIT 3 or any of its Subsidiaries or the geographic area in which REIT 3 or any of its Subsidiaries may conduct business;

(iii) obligates REIT 3 or any of its Subsidiaries to indemnify any past or present directors, officers, or employees of REIT 3 or any of its Subsidiaries, other than the REIT 3 Governing Documents or any equivalent organizational or governing documents of any other Subsidiary of REIT 3;

(iv) constitutes (A) an Indebtedness obligation of REIT 3 or any of its Subsidiaries with a principal amount greater than $100,000 or (B) a Contract under which (1) any Person (including REIT 3 or any of its Subsidiaries) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of REIT 3 or any of its Subsidiaries or (2) REIT 3 or any of its Subsidiaries has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than REIT 3 or any of its Subsidiaries);

(v) provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any REIT 3 Property or any portion thereof) or (B) any other asset of REIT 3 or any of its Subsidiaries or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $100,000;

(vi) constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a swap or other hedging transaction of any type;

(vii) constitutes a loan to any Person (other than a wholly owned subsidiary of REIT 3) by REIT 3 or any of its Subsidiaries;

(viii) sets forth the operational or economic terms of a joint venture, partnership, limited liability company or strategic alliance of REIT 3 or any of its Subsidiaries with a third party;

(ix) prohibits the pledging of the REIT 3 Common Stock or any of its Subsidiaries or prohibits the issuance of guarantees by any Subsidiary of REIT 3;

(x) contains covenants limiting the ability of REIT 3 or any of its Subsidiaries to sell, transfer, pledge or otherwise, dispose of any material assets or business of REIT 3 or any of its Subsidiaries;

(xi) contains restrictions on the ability of REIT 3 or any of its Subsidiaries to pay dividends or other distributions, other than the REIT 3 Governing Documents or any equivalent organizational or governing documents of any other Subsidiary of REIT 3;

(xii) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $100,000;

(xiii) provides for the management or operation of any of the REIT 3 Properties by any third party;

(xiv) is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the REIT 3 Properties or that otherwise gives rights with regard to the use of the REIT 3 Properties pursuant to which REIT 3 or any of its Subsidiaries expects to receive annualized rental income per year in excess of $100,000;

(xv) is a ground lease under which REIT 3 or any of its Subsidiaries holds a leasehold interest in the REIT 3 Properties or any portion thereof;

(xvi) provides a right of first refusal or right of first offer of any real property;

(xvii) is with a Governmental Authority; or

(xviii) is both (A) not made in the ordinary course of business and (B) material to REIT 3 and any of its Subsidiaries, taken as a whole (such Contracts described in Section 5.12(a), “REIT 3 Material Contracts”).

(b) Each REIT 3 Material Contract is legal, valid, binding on and enforceable against REIT 3 or one of its Subsidiaries that is a party thereto and, to the Knowledge of REIT 3, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as would not, individually or in the aggregate, reasonably be expected to be material to REIT 3 or any of its Subsidiaries, taken as a whole, REIT 3 and each of its Subsidiaries has performed all obligations required to be performed by it under each REIT 3 Material Contract and, to the Knowledge of REIT 3, each other party thereto has performed all obligations required to be performed by it under such REIT 3 Material Contract. Neither REIT 3 nor any of its Subsidiaries or, to the Knowledge of REIT 3, any other party thereto, is in breach or violation of, or default under, any REIT 3 Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any REIT 3 Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to be material to REIT 3 or any of its Subsidiaries, taken as a whole. Since December 31, 2024, neither REIT 3 nor any of its Subsidiaries has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any REIT 3 Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect.

(c) Neither REIT 3 nor any of its Subsidiaries owes any termination, cancellation or other similar fees or any liquidated damages to any property manager or operator.

Section 5.13 Taxes.

(a) REIT 3 and each of its Subsidiaries has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. REIT 3 and each of its Subsidiaries has duly paid (or there have been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where REIT 3 or its Subsidiaries do not file Tax Returns that REIT 3 or any of its Subsidiaries is or may be subject to Tax by such jurisdiction.

(b) Beginning with REIT 3’s taxable year ending on December 31, 2024, (i) REIT 3 has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for REIT 3 is expected to enable REIT 3 to continue to meet the requirements for qualification as a REIT through and including REIT 3’s final taxable year ending with the Merger Effective Time (assuming the Closing of the Mergers in accordance with the terms of this Agreement), and (iii) REIT 3 has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in REIT 3’s failure to qualify as a REIT, and no challenge to REIT 3’s status as a REIT is pending or threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of REIT 3 or any of its Subsidiaries; (ii) no deficiency for any material Taxes of REIT 3 or any of its Subsidiaries has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither REIT 3 nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither REIT 3 nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither REIT 3 nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Subsidiary of REIT 3 that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a Subsidiary of REIT 3, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No Subsidiary of REIT 3 is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither REIT 3 nor any of its Subsidiaries holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f) Since their inception, neither REIT 3 nor any of its Subsidiaries has incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) neither REIT 3 nor any of its Subsidiaries has incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of REIT 3 no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon REIT 3 or any of its Subsidiaries.

(g) REIT 3 and each of its Subsidiaries has complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Tax Liens upon any property or assets of REIT 3 or any of its Subsidiaries except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely REIT 3 and its Subsidiaries) with respect to or involving REIT 3 or any of its Subsidiaries, and after the Closing Date neither REIT 3 nor any of its Subsidiaries shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j) Neither REIT 3 nor any of their Subsidiaries has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither REIT 3 nor any of its Subsidiaries is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(k) Neither REIT 3 nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than a Subsidiary of REIT 3) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(l) Neither REIT 3 nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither REIT 3 nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) REIT 3’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (including the taxable year that will end with the REIT Merger), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (I) REIT 3’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (II) REIT 3’s net capital gain for such year.

Section 5.14 Intellectual Property. Neither REIT 3 nor any of its Subsidiaries: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by REIT 3 or any of its Subsidiaries of any trademarks or patents of any third party. Except as, individually or in the aggregate, would not reasonably be expected to have a REIT 3 Material Adverse Effect, to the Knowledge of REIT 3 (i) no Intellectual Property used by REIT 3 or any of its Subsidiaries infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of REIT 3 or any of its Subsidiaries, and (iii) REIT 3 and each of its Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of REIT 3 and its Subsidiaries as it is currently conducted. Since January 1, 2023, neither REIT 3 nor any of its Subsidiaries has received any written or, to the Knowledge of REIT 3, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 5.15 Insurance. Section 5.15 of the REIT 3 Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of REIT 3 and each of its Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “REIT 3 Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by REIT 3 or any of its Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to REIT 3 and its Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any REIT 3 Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all REIT 3 Insurance Policies have been paid, and (c) REIT 3 and each of its Subsidiaries has otherwise complied in all material respects with the terms and conditions of all REIT 3 Insurance Policies.

Section 5.16 Benefit Plans.

(a) REIT 3 and each of its Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither REIT 3 nor any of its Subsidiaries has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) Neither REIT 3 nor any of its Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c) Neither REIT 3 nor any of its Subsidiaries has, or has ever had, any employees.

Section 5.17 Related-Party Transactions. Except as set forth in Section 5.17 of the REIT 3 Disclosure Letter, prior to the date hereof, no agreements, arrangements or understandings between REIT 3 or any of its Subsidiaries (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among REIT 3 and one of its Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if REIT 3 were subject to such regulation.

Section 5.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 5.18 of the REIT 3 Disclosure Letter, pursuant to the terms of the engagement letter between REIT 3 and such Person, true, correct and complete copies of which have been provided to the Trust prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of REIT 3 or any of its Subsidiaries.

Section 5.19 Opinion of Financial Advisor. The REIT 3 Board has received the oral opinion (which opinion has been or will be confirmed in writing) of the Financial Advisor, to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the REIT 3 Exchange Ratio is fair, from a financial point of view, to REIT 3. REIT 3 will deliver to the Trust a complete and correct copy of such opinion promptly after receipt thereof by the REIT 3 Board solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).

Section 5.20 Takeover Statutes; Appraisal Rights. The REIT 3 Board has taken all action necessary to render inapplicable to the REIT Mergers the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. No Takeover Statutes are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of REIT 3 Common Stock with respect to the Mergers and the other transactions contemplated by this Agreement.

Section 5.21 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, neither REIT 3 nor any Person on behalf of REIT 3 has made any representation or warranty, expressed or implied, with respect to REIT 3 or any of its Subsidiaries, including their respective businesses, operations, assets (including the REIT 3 Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding REIT 3 or any of its Subsidiaries.

Notwithstanding anything contained in this Agreement to the contrary, the REIT 3 Parties acknowledge and agree with the representation of the Trust Parties in Section 6.14(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 6, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the Trust Parties or any other Person has made or is making, and the REIT 3 Parties are not relying on, any representations or warranties relating to the Trust Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the REIT 3 Parties or any of their Representatives by the Trust Parties or their Representatives.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE TRUST PARTIES

Except as set forth in the disclosure letter delivered by the Trust Parties to the Predecessor Parties prior to the execution and delivery of this Agreement (the “Trust Party Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the Trust Party Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, the Trust Parties hereby jointly and severally represent and warrant to the Predecessor Parties that:

Section 6.1 Organization and Qualification; Subsidiaries.

(a) The Trust is a Maryland statutory trust duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Trust is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Trust Material Adverse Effect.

(b) Each Trust Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Trust Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Trust Material Adverse Effect.

(c) [intentionally omitted]

(d) Neither the Trust nor any Trust Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the Trust Subsidiaries and investments in short-term investment securities).

(e) The Trust has made available to the Predecessor Parties complete and correct copies of the Trust Governing Documents, which are in full force and effect. Each of the Trust Parties is in compliance with the terms of its applicable Trust Governing Documents in all material respects. If and to the extent requested by the Predecessor Parties, true and complete copies of the Trust’s minute books have been made available by the Trust to the Predecessor Parties.

(f) Except as set forth on Section 6.1(f) of the Trust Disclosure Letter, the Trust has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the Declaration of Trust, which exemption or Excepted Holder Limit is currently in effect.

Section 6.2 Authority.

(a) Each of the Trust Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by the Trust Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company, or partnership actions, as applicable, and no other proceedings on the part of the Trust Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT and the filing of the Certificates of Merger with, and acceptance for record of such Certificates of Merger by, the Delaware Secretary.

(b) This Agreement has been duly executed and delivered by the Trust Parties and, assuming due authorization, execution and delivery by the Predecessor Parties, constitutes a legally valid and binding obligation of the Trust Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) The Trust Board has (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of the Trust, (ii) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directed that the Mergers be submitted for approval by the holders of beneficial interests of the Trust and (iv) recommended the approval of the Mergers by the holders of beneficial interests of the Trust.

Section 6.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Trust Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of (A) the Trust Governing Documents or (B) any equivalent organizational or governing documents of any other Trust Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 6.3(b) have been obtained, all filings and notifications described in Section 6.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Trust or any Trust Subsidiary or by which any property or asset of the Trust or any Trust Subsidiary is bound, or (iii) except as set forth in Section 6.3(a)(iii) of the Trust Party Disclosure Letter, with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of the Trust or any Trust Subsidiary, except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Trust Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the Trust Parties do not, and the performance of this Agreement by each of the Trust Parties will not, require any consent, approval, authorization or permit, or filing with or notification to, any Governmental Authority, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MSTA, (ii) the filing of the Certificates of Merger with, and the acceptance for record of the Certificates of Merger by, the Delaware Secretary pursuant to the DRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Trust Material Adverse Effect.

Section 6.4 Capital Structure.

(a) The authorized beneficial interest in the Trust consists of an unlimited number of Class A common shares of beneficial interest, $0.01 par value per share and an unlimited number of Class L common shares of beneficial interest, $0.01 par value per share (collectively, the “Class L Trust Common Shares”) and an unlimited number of preferred shares of beneficial interest, $0.01 par value per share. Two hundred Class L Trust Common Shares are issued and outstanding and no other beneficial interests in the Trust are outstanding. All of the outstanding Class L Trust Common Shares are duly authorized, validly issued, fully paid and nonassessable. All shares of beneficial interest to be issued by the Trust as REIT Merger Consideration, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

(b) All outstanding partnership interests of Trust OP are held by Trust, holding general partner interests, and ARHT Profit Partners, LLC, holding a special limited partner interest. There are no other outstanding Trust OP partnership interests.

(c) All of the outstanding shares of capital stock of each of the Trust Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Trust Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the Trust Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance, will be validly issued, fully paid and, to the extent applicable, nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the Trust Subsidiaries that are owned, directly or indirectly, by the Trust are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of the Trust or any Trust Subsidiary issued and outstanding (“Trust Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Trust or any Trust Subsidiary is a party or by which any of them is bound obligating the Trust or any of the Trust Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of the Trust or any Trust Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, the Trust Voting Debt or other equity interests.

(e) Neither the Trust nor any Trust Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of the Trust or any Trust Subsidiary. Neither the Trust nor any Trust Subsidiary has granted any registration rights on any of its capital stock. No capital stock of the Trust is owned by any Trust Subsidiary.

(f) The Trust does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of capital stock of the Trust or partnership units of the Trust OP and any material dividends or other distributions on any securities of any Trust Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(h) All of the outstanding securities of the Trust Parties were issued in compliance with applicable securities Laws.

Section 6.5 No Undisclosed Liabilities. Except (a) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (b) for liabilities or obligations incurred in the ordinary course of business since the date of the Trust’s formation, neither the Trust nor any Trust Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a Trust Material Adverse Effect. Since their formation, neither the Trust nor any Trust Subsidiary has conducted any business other than preparing for the Mergers and subsequent private offering.

Section 6.6 Compliance with Law. Neither the Trust nor any Trust Subsidiary has been in conflict with, or in default or violation of, any Law applicable to the Trust or any Trust Subsidiary or by which any property or asset of the Trust or any Trust Subsidiary is bound, (except for compliance with Laws addressed in Section 6.8 which is solely addressed in such Section), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Trust Material Adverse Effect.

Section 6.7 Litigation. There is no material Action to which the Trust or any Trust Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of the Trust, overtly threatened before any Governmental Authority and, to the Knowledge of the Trust, there is no basis for any such Action. Neither the Trust nor any Trust Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of the Trust or the Trust Subsidiaries. No Order has been issued in any proceeding to which the Trust or any of the Trust Subsidiaries is or was a party, or, to the Knowledge of the Trust, in any other proceeding, that enjoins or requires the Trust or any of the Trust Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Neither the Trust nor any Trust Subsidiary has received or made any settlement offer for any Action to which the Trust or any Trust Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $250,000 individually.

Section 6.8 Taxes.

(a) The Trust and each Trust Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. The Trust and each Trust Subsidiary has duly paid (or there have been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where the Trust or any Trust Subsidiary do not file Tax Returns that the Trust or any Trust Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with the Trust’s taxable year ending on December 31, 2026, (i) the Trust has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for the Trust is expected to enable the Trust to continue to meet the requirements for qualification as a REIT, and (iii) the Trust has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in the Trust’s failure to qualify as a REIT, and no challenge to the Trust’s status as a REIT is pending or threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of the Trust or any Trust Subsidiary; (ii) no deficiency for any material Taxes of the Trust or any Trust Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith; (iii) neither the Trust nor any Trust Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither the Trust nor any Trust Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither the Trust nor any Trust Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each Trust Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been, since it became a Trust Subsidiary, treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for United States federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No Trust Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither the Trust nor any Trust Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f) Since its inception, the Trust and the Trust Subsidiaries have not incurred (i) any liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(5), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) the Trust has not, and none of the Trust Subsidiaries have, incurred any material liability for Tax other than (A) in the ordinary course of business, or (B) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of the Trust no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (iii) of the preceding sentence or any liability for Taxes described in clause (i) or (ii) of the preceding sentence will be imposed upon the Trust or any Trust Subsidiary.

(g) The Trust and the Trust Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h) There are no Tax Liens upon any property or assets of the Trust or any Trust Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely the Trust and the Trust Subsidiaries) with respect to or involving the Trust or any Trust Subsidiary, and after the Closing Date neither the Trust nor any Trust Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(j) Neither the Trust nor any Trust Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither the Trust nor any Trust Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(k) Neither the Trust nor any Trust Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Trust Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(l) Neither the Trust nor any Trust Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither the Trust nor any Trust Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) The Trust’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the current taxable year), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (i) the Trust’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) the Trust’s net capital gain for such year.

(o) The Trust is a “publicly offered” REIT within the meaning of Section 562(c) of the Code.

Section 6.9 Intellectual Property. Neither the Trust nor any Trust Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by the Trust or any Trust Subsidiary of any trademarks or patents of any third party. Except as, individually or in the aggregate, would not reasonably be expected to have a Trust Material Adverse Effect, to the Trust’s knowledge (i) no Intellectual Property used by the Trust or any Trust Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of the Trust or any Trust Subsidiary, and (iii) the Trust and the Trust Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of the Trust and the Trust Subsidiaries as it is currently conducted. Since the formation of the Trust, neither the Trust nor any Trust Subsidiary has received any written or, to the Knowledge of the Trust, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 6.10 Intentionally omitted

Section 6.11 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 6.11 of the Trust Party Disclosure Letter, pursuant to the terms of the engagement letter between the Trust and such Person, true, correct and complete copies of which have been provided to the Predecessor Companies prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Trust or any Trust Subsidiary.

Section 6.12 Intentionally omitted.

Section 6.13 Appraisal Rights. No dissenters’, appraisal or similar rights are available to the holders of capital stock of the Trust with respect to the Mergers and the other transactions contemplated by this Agreement.

Section 6.14 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 6, or any document, agreement, certificate or other instrument contemplated by this Agreement, no Trust Party nor any Person on behalf of a Trust Party, has made any representation or warranty, expressed or implied, with respect to the Trust or any Trust Subsidiary, including their respective businesses, operations, assets (including the Trust Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding the Trust or any Trust Subsidiary.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Trust Parties acknowledge and agree with the representation of the Predecessor Parties in Section 4.21(a) and Section 5.21(a) and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 4 and Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the Predecessor Parties or any other Person has made or is making, and the Trust Parties are not relying on, any representations or warranties relating to the Predecessor Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the Trust Parties or any of their Representatives by the Predecessor Parties or their Representatives.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Indemnification; Directors’ and Officers’ Insurance.

(a) From the Merger Effective Time until the sixth anniversary of the Merger Effective Time, the Trust shall honor all rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Merger Effective Time, was a director, officer, employee or agent of a Predecessor Company or any of their Subsidiaries or who, at the request of a Predecessor Company or any of their Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Parties”) to the extent provided in the respective governing documents and the indemnification or similar agreements to which a Predecessor Company or any of their Subsidiaries is a party or bound, with regard to any pre-Closing actual or alleged acts, errors, omissions or claims by reason of their position. These obligations shall survive the Merger and shall continue in full force and effect for a period of six years from the Merger Effective Time and such rights of the Indemnified Parties shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification, advancement of expenses, and limitation of liability in respect of any such claim or claims shall continue until final disposition of any and all such claims. Notwithstanding anything to the contrary set forth in this Agreement, the Trust (x) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim against an Indemnified Party for which indemnification may be sought under this Section 7.1 without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by the Trust under this Section 7.1, (y) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (z) shall not have any obligation hereunder to any Indemnified Party to the extent that such indemnification is prohibited by applicable Law.

(b) During the six-year period following the Merger Effective Time, the Trust shall maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to the directors and officers of each Predecessor Company as each Predecessor Company’s existing policies covering the Indemnified Parties with respect to actions or omissions occurring prior to the Closing Date.

(c) If the Trust or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Trust assume the obligations set forth in this Section 7.1.

(d) The provisions of this Section 7.1 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party, shall be binding on all successors and assigns of the Trust and shall not be amended in a manner that is adverse to the Indemnified Party without the prior written consent of the Indemnified Party affected thereby. The exculpation and indemnification provided for by this Section 7.1 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

ARTICLE 8

CLOSING DELIVERABLES

Section 8.1 Deliveries by the Predecessor Parties. At or before the Closing, the Predecessor Parties shall deliver to the Trust Parties:

(a) Resolutions. A unanimous written consent of the stockholders entitled to vote of each of the Predecessor Parties approving the Mergers.

(b) Consents. The written consents identified on Section 8.1(b) of each of the REIT 2 Disclosure Letter and REIT 3 Disclosure Letter, each in form and substance reasonably acceptable to the Trust.

(c) Officers’ Certificate. A certificate, dated the date of the Closing and signed by the president and chief financial officer on behalf of each Predecessor Company, certifying to the effect that the representations and warranties of the applicable Predecessor Parties set forth herein are true and correct.

(d) Certificates of Merger. Certificates of Merger duly executed on behalf of the Predecessor Parties.

Section 8.2 Deliveries by the Trust Parties. At or before the Closing, the Trust Parties shall deliver to the Predecessor Parties:

(a) Resolutions. A unanimous written consent of the stockholders of the Trust approving the Mergers.

(b) Certificates of Merger. Certificates of Merger duly executed on behalf of the Trust Parties.

(c) Officers’ Certificate. A certificate, dated the date of the Closing and signed by its president and chief financial officer on behalf of the Trust certifying to the effect that the representations and warranties of the Trust Parties set forth herein are true and correct.

(d) Tax Opinions. (i) A written opinion of DLA Piper LLP (US), dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the REIT Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) a written opinion of DLA Piper LLP (US), dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Trust will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code beginning with the Trust’s taxable year ending December 31, 2026, and the Trust’s proposed method of operations will enable it to meet the requirements for qualification and taxation as a REIT beginning with the Company’s taxable year ending December 31, 2026.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 9.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Merger Effective Time or the full force and effect of Article 1, this Article 9 or the definitions of capitalized terms not substantively defined in Article 1.

Section 9.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., New York City time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to any of the Predecessor Companies to:

HSR Income and Value REIT 2, Inc.
HSR Income and Value REIT 3, Inc.
1720 S. Bellaire St., Ste 1250
Denver, CO 80222

Attn: Joseph Penner
E-mail: Joe@hsrm.com

with copies (which shall not constitute notice) to:

Darryl Steinhause
DLA Piper LLP (US)

4365 Executive Drive, Suite 1100
San Diego, CA 92121-2133

Email: Darryl.Steinhause@us.dlapiper.com

(b)	if to the Trust to:

American Residential Housing Trust

1720 S. Bellaire St., Ste 1250

Denver, CO 80222

Attn: Joseph Penner

E-mail: Joe@hsrm.com

with copies (which shall not constitute notice) to:

Darryl Steinhause

DLA Piper LLP (US)

4365 Executive Drive, Suite 1100

San Diego, CA 92121-2133

Email: Darryl.Steinhause@us.dlapiper.com

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibit, the Trust Party Disclosure Letter, the REIT 2 Disclosure Letter and the REIT 3 Disclosure Letter) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 7.1 (Indemnification; Directors’ and Officers’ Insurance), which, from and after the Merger Effective Time, shall be for the benefit of the Indemnified Parties, are not intended to confer upon any Person other than the Parties any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6 Amendment; Extension; Waiver. At any time prior to the Merger Effective Time, the Parties may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Parties, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.7 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (v) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 9.8 Assignment. Except as may be required to satisfy the obligations contemplated by Section 7.1 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 9.8 shall be null and void.

Section 9.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 9.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 9.10.

Section 9.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

AMERICAN RESIDENTIAL HOUSING TRUST

By:	/s/ Joseph Penner
Name:	Joseph Penner
Title:	President and Trustee

ARHT OP, LP

By: American Residential Housing Trust, a Maryland statutory trust, its General Partner

By:	/s/ Joseph Penner
Name:	Joseph Penner
Title:	President

HSR INCOME AND VALUE REIT 2, INC.

By:	/s/ Joseph Penner
Name:	Joseph Penner
Title:	President and Director

HSR INCOME AND VALUE REIT 2 OP, LP

By: HSR Income and Value REIT 2, Inc., a Maryland corporation, its General Partner

By:	/s/ Joseph Penner
Name:	Joseph Penner
Title:	President

HSR INCOME AND VALUE REIT 3, INC.

By:	/s/ Joseph Penner
Name:	Joseph Penner
Title:	President and Director

HSR INCOME AND VALUE REIT 3 OP, LP

By: HSR Income and Value REIT 3, Inc., a Maryland corporation, its General Partner

By:	/s/ Joseph Penner
Name:	Joseph Penner
Title:	President

EXHIBIT A

Form of Note

PROMISSORY NOTE

$[NUMBER]	[CITY], [STATE] [DATE

FOR VALUE RECEIVED, American Residential Housing Trust, a Maryland Statutory Trust (the “Borrower”) hereby unconditionally promises to pay to the order of [NOTEHOLDER NAME] a [STATE] [ENTITY] (the “Noteholder”) the principal amount of $[LOAN AMOUNT] (the “Loan”), together with all accrued interest thereon, as provided in this Promissory Note (this “Note”).

1. Payment Dates.

(a) Payment Dates. Accrued interest on the outstanding principal balance shall be payable quarterly on the first Business Day of each calendar quarter (each, a “Payment Date”), with the first such payment due on [DATE]. The entire outstanding principal amount of the Loan, together with all accrued and unpaid interest thereon, and all other amounts payable under this Note shall be due and payable in full on [DATE]1 (the “Maturity Date”). “Business Day” means a day other than Saturday, Sunday, or other day on which commercial banks in Maryland are authorized or required by law to close.

(b)  Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time without penalty or premium by paying the principal amount to be prepaid together with accrued interest thereon to the date of the prepayment.

(c) No Reborrowing. Principal amounts repaid or prepaid may not be reborrowed.

2. Interest.

(a) Interest Rate. Except as provided in Section 2(c), the principal amount outstanding under this Note from time to time shall bear interest at a rate per annum (the “Interest Rate”) equal to seven percent (7%).

(b)  Interest Payment Dates. Accrued interest on the outstanding principal balance shall be payable quarterly on each Payment Date.

(c)  Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Interest Rate plus three percent (3%) (the “Default Rate”).

[1]	Note to Draft: To be the two-year anniversary of the Note.

(d) Computation of Interest. All computations of interest hereunder shall be made on the basis of a year of 360 days, and the actual number of days elapsed. Interest shall begin to accrue on the Loan on the date of this Note. For any portion of the Loan that is repaid, interest shall not accrue on the date on which such payment is made.

(e) Interest Rate Limitation. If at any time the Interest Rate payable on the Loan shall exceed the maximum rate of interest permitted under applicable law, such Interest Rate shall be reduced automatically to the maximum rate permitted.

3. Payment Mechanics.

(a) Manner of Payment. All payments of principal and interest shall be made in US dollars no later than 12:00 PM ET on each Payment Date and on the Maturity Date, as applicable. Such payment shall be made by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Borrower from time to time.

(b) Application of Payments. All payments shall be applied, first, to fees or charges outstanding under this Note, second, to accrued interest, and, third, to principal outstanding under this Note (if applicable).

(c) Business Day. Whenever any payment hereunder is due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and interest shall be calculated to include such extension.

4. Representations and Warranties. The Borrower represents and warrants to the Noteholder as follows:

(a) Existence. The Borrower is a Maryland Statutory Trust duly formed, validly existing, and in good standing under the laws of the state of its organization. The Borrower has the requisite power and authority to own, lease, and operate its property, and to carry on its business.

(b) Compliance with Law. To the knowledge of the Borrower, the Borrower is in compliance with all laws, statutes, ordinances, rules, and regulations applicable to or binding on the Borrower, its property, and business.

(c)  Power and Authority. The Borrower has the requisite power and authority to execute, deliver, and perform its obligations under this Note.

(d)  Authorization; Execution and Delivery. The execution and delivery of this Note by the Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with applicable law. The Borrower has duly executed and delivered this Note.

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5.  Events of Default. The occurrence and continuance of any of the following shall constitute an “Event of Default” hereunder:

(a) Failure to Pay. The Borrower fails to pay any amount due hereunder within five (5) days after notice.

(b) Breach of Representations and Warranties. Any representation or warranty made by the Borrower to the Noteholder herein contains an untrue or misleading statement of a material fact as of the date made.

(c) Bankruptcy; Insolvency.

(i) The Borrower institutes a voluntary case seeking relief under any law relating to bankruptcy, insolvency, reorganization, or other relief for debtors.

(ii) An involuntary case is commenced seeking the liquidation or reorganization of the Borrower under any law relating to bankruptcy or insolvency, and such case is not dismissed or vacated within sixty (60) days of its filing.

(iii) The Borrower makes a general assignment for the benefit of its creditors.

(iv) The Borrower is unable, or admits in writing its inability, to pay its debts as they become due.

(v) A case is commenced against the Borrower or its assets seeking attachment, execution, or similar process against all or a substantial part of its assets, and such case is not dismissed or vacated within sixty (60) days of its filing.

(d) Failure to Give Notice. The Borrower fails to give notice of an Event of Default under Section 6.

6. Notice of Event of Default. As soon as possible after it becomes aware that an Event of Default has occurred, and in any event within five (5) Business Days, the Borrower shall notify the Noteholder in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default.

7. Remedies. Upon the occurrence and during the continuance of an Event of Default, the Noteholder may, at its option, by written notice to the Borrower declare the outstanding principal amount of the Loan, accrued and unpaid interest thereon, and all other amounts payable hereunder immediately due and payable; provided, however, if an Event of Default described in Sections 5(c)(i), 5(c)(iii), or 5(c)(iv) shall occur, the outstanding principal amount, accrued and unpaid interest, and all other amounts payable hereunder shall become immediately due and payable without notice, declaration, or other act on the part of the Noteholder.

8. Expenses. The Borrower shall reimburse the Noteholder on demand for all reasonable and documented out-of-pocket costs, expenses, and fees, including the reasonable fees and expenses of counsel, incurred by the Noteholder in connection with the negotiation, documentation, and execution of this Note and the enforcement of the Noteholder’s rights hereunder.

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9. Notices. All notices and other communications relating to this Note shall be in writing and shall be deemed given upon the first to occur of (x) deposit with the United States Postal Service or overnight courier service, properly addressed and postage prepaid; (y) transmittal by electronic communication (including email, internet or intranet websites, or facsimile properly addressed (with written acknowledgment from the intended recipient such as “return receipt requested” function, return e-mail, or other written acknowledgment)); or (z) actual receipt by an employee or agent of the other party. Notices hereunder shall be sent to the following addresses, or to such other address as such party may specify in writing from time to time:

(a) If to the Borrower:

Attention: Joseph Penner

1720 S. Bellaire St., Ste 1250

Denver, CO 80222

E-mail: Joe@hsrm.com

(b) If to the Noteholder:

Attention: [NAME]

[ADDRESS]

E-mail: [E-MAIL ADDRESS]

Facsimile: [FAX NUMBER]

Telephone: [TELEPHONE NUMBER]

10. Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based on, arising out of, or relating to this Note and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland.

11. Disputes.

(a) Submission to Jurisdiction.

(i) The Borrower irrevocably and unconditionally (A) agrees that any action, suit, or proceeding arising from or relating to this Note may be brought in any state or federal court of the State of Maryland, and (B) submits to the exclusive jurisdiction of such courts in any such action, suit, or proceeding. Final judgment against the Borrower in any such action, suit, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Nothing in this Section 11(a) shall affect the right of the Noteholder to bring any action, suit, or proceeding relating to this Note against the Borrower or its properties in the courts of any other jurisdiction.

(iii) Nothing in this Section 11(a) shall affect the right of the Noteholder to serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction.

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(b) Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to the laying of venue in any action, suit, or proceeding relating to this Note in any court referred to in Section 11(a), and (ii) the defense of inconvenient forum to the maintenance of such action, suit, or proceeding in any such court.

(c) Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

12. Additional Covenants. Until all amounts under this Note are paid in full, the Borrower agrees to not incur any material additional unsecured financing with the exception of (i) the other promissory notes made by the Borrower to its investors in connection with Borrower’s mergers, (ii) financing or refinancing any real estate or (iii) financing incurred in the ordinary course of business.

13. Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any individual, corporation, company, limited liability company, trust, joint venture, association, partnership, unincorporated organization, governmental authority, or other entity.

14. Integration. This Note constitutes the entire contract between the Borrower and the Noteholder with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto.

15. Amendments and Waivers. No term of this Note may be waived, modified, or amended, except by an instrument in writing signed by the Borrower and the Noteholder. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

16. No Waiver; Cumulative Remedies. No failure by the Noteholder to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power. The rights, remedies, and powers herein provided are cumulative and not exclusive of any other rights, remedies, or powers provided by law.

17. Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or render such term or provision invalid or unenforceable in any other jurisdiction.

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18. Counterparts. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (“pdf” or “tif” or any other electronic means that reproduces an image of the actual executed signature page) format shall be as effective as delivery of a manually executed counterpart of this Note.

19. Electronic Execution. The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic and digital signatures and the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures and paper-based recordkeeping systems, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act (15 U.S.C. §§ 7001-7031), the Uniform Electronic Transactions Act (UETA), or any state law based on the UETA, including the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301 to 309).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Borrower has executed this Note as of [DATE].

AMERICAN RESIDENTIAL HOUSING TRUST

By:
Name:
Title:

Acknowledge and agreed: [NOTEHOLDER NAME]

By:
Name:
Title:

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